Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL PROVIDES PRELIMINARY ESTIMATE OF
NET FINANCIAL IMPACT OF STORM SANDY

Pembroke, Bermuda, December 17, 2012 - AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that its preliminary estimate of the total net financial impact of Storm Sandy is approximately $300 million, net of tax and estimated recoveries from reinsurance and including estimated reinstatement premiums. The net financial impact is expected to be split evenly between the insurance and reinsurance segments of the Company.

Within the reinsurance segment, losses primarily arise from property catastrophe and property per risk treaty reinsurance with commercial property exposure. Within the insurance segment, losses primarily arise from our property line of business which is primarily comprised of commercial property exposures in North America and also arise from our marine line of business, which includes cargo, recreational marine, fine art and specie coverages impacted by the event. The Company's exposure to Storm Sandy is consistent with the Company's current market position in the affected region, particularly with respect to commercial exposure in both segments.

The Company expects to retain all losses emanating from its reinsurance segment. Based on the preliminary estimate of losses emanating from its insurance segment, the Company expects recoveries under applicable property and marine per risk treaty reinsurance and property catastrophe treaty reinsurance. Under the terms of catastrophe treaty reinsurance protecting our insurance operations, we retain 100% of the first $150 million in losses, net of recoveries from per risk treaty and facultative reinsurance, and 50% of the next $100 million layer.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The Company's loss estimate for Storm Sandy is primarily based on its ground-up assessment of losses from individual contracts and treaties exposed to the affected region, including preliminary information from clients, brokers and loss adjusters. We also considered industry insured loss estimates, market share analyses and catastrophe modeling analyses, where appropriate. Due to the nature of this event, including the scope of the storm and the complexity of loss assessment and factors contributing to the losses, especially business interruption, and the preliminary nature of the information available to prepare these estimates, future estimates of losses and reinsurance recoveries and the actual ultimate amount of losses and reinsurance recoveries associated with Storm Sandy may be materially different from this current estimate.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at September 30, 2012 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor's and “A” (“Excellent”) with a positive outlook by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor's and Baa1 (stable) by Moody's Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions; the failure of our cedants to adequately evaluate risks; the use of industry catastrophe models and changes to these models; general economic conditions; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com